Exhibit 99.1
CONTACT: Jim Kosowski
Wheeling-Pittsburgh Steel Corporation
304-234-2440
William Hornberger
SNA Carbon, LLC
313-323-1850
RELEASE DATE: September 30, 2005
FOR IMMEDIATE RELEASE
WHEELING-PITTSBURGH STEEL CORPORATION AND
SEVERSTAL NORTH AMERICA, INC. ANNOUNCE
THE FORMATION OF MOUNTAIN STATE CARBON LLC
     FOLLANSBEE, WV, September 30, 2005 – Wheeling-Pittsburgh Steel Corporation and SNA Carbon, LLC, a wholly owned subsidiary of Severstal North America, Inc. of Dearborn, Michigan, today announced the formation and funding of a new joint venture, Mountain State Carbon LLC, that now owns Wheeling-Pittsburgh’s coke plant in Follansbee, WV.
     Initially, SNA Carbon has contributed $50 million and Wheeling-Pittsburgh has contributed all of its coke producing and related assets and $10 million to Mountain State Carbon. SNA Carbon, over the next several months, will contribute an additional $40 million for a 50 percent share in Mountain State Carbon. SNA Carbon’s total contribution to Mountain State will be $120 million with the remaining contributions occurring through mid-2006, while Wheeling-Pittsburgh’s total contribution will be $40 million with the remaining contributions occurring through 2008.
     These contributions will be used to rehabilitate the plant’s four coke batteries. Refurbishment of the coke facilities has already commenced and work on the No. 8 battery is expected to be completed in June 2006. Additional refurbishment work on the remaining three batteries is expected to continue through 2009.
     Wheeling-Pittsburgh and SNA Carbon will purchase all coke produced by Mountain State Carbon at cost. Additionally, SNA Carbon has paid $20 million to Wheeling-Pittsburgh pursuant to a 2005 coke supply agreement.
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Mountain State Carbon

     “Mountain State Carbon was made possible because of our investment in electric arc furnace technology that reduces our coke requirements by approximately 50 percent,” said James G. Bradley, Chairman and CEO of Wheeling-Pittsburgh Steel. “Mountain State Carbon will produce all of our remaining coke requirements, and will provide SNA Carbon with a substantial portion of its needs.”
     “The formation of Mountain State Carbon is not only an important step for Wheeling-Pittsburgh and for SNA Carbon, but it is very meaningful to the State of West Virginia,” Bradley said. “SNA Carbon’s cash contribution to Mountain State Carbon represents a significant investment in West Virginia and enhances the long-term viability of about 350 manufacturing jobs in the Northern Panhandle. Creating Mountain State Carbon will permit Wheeling-Pittsburgh to continue its focus on improving its reliability, quality and service to those customers who count on us.”
     Wheeling-Pittsburgh Steel will continue to operate and manage the coke plant under agreements with Mountain State Carbon, and the coke plant workers will remain Wheeling-Pittsburgh employees.
     “The culmination of this joint venture company is a significant milestone in our quest to secure a reliable and competitive domestic supply of metallurgical coke for our steelmaking operations,” said Ronald J. Nock, President and CEO of Severstal North America, Inc. “We look forward to this important partnership with Wheeling-Pittsburgh Steel Corporation, its employees and all the stakeholders of Mountain State Carbon.”
About Wheeling-Pittsburgh Steel:
     Wheeling-Pittsburgh Steel is a steel company engaged in the making, processing and fabrication of steel and steel products using both integrated and electric arc furnace technology. The Company’s products include hot rolled and cold rolled sheet and coated products such as galvanized, pre-painted and tin mill sheet. The Company also produces a variety of steel products including roll formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.
About SNA Carbon, LLC and Severstal North America, Inc.
     SNA Carbon, LLC is a wholly owned subsidiary of Severstal North America, Inc., an integrated flat rolled sheet steel producer that primarily serves the automotive, converter and service center markets in North America. Severstal North America employs approximately 2,000 employees in its manufacturing facilities and corporate offices located in Dearborn, Michigan. Severstal North America is a wholly owned subsidiary of OAO Severstal, Russia’s second largest steelmaker, and an affiliate of Severstal Group, a Russian-based conglomerate including metallurgy, mining, automobile manufacturing, machinery, transportation and other businesses.
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Mountain State Carbon

     The Severstal Group employs approximately 150,000 people and operates more than 30 plants in 14 regions across Russia and the United States. In April 2005, Severstal Group acquired a 62% interest in Lucchini S.p.A., an Italian based specialty steel manufacturer with 20 industrial plants and 9,000 employees located in Italy, France, Great Britain and Sweden.
     Statements in this release that express a belief, expectation or intention, as well as those which are not historical fact, are forward looking. They involve a number of risks and uncertainties, which may cause actual results to differ materially from such forward-looking statements. For more information about these risks and uncertainties, please refer to Wheeling-Pittsburgh, Corporation’s annual report on Form 10-K for the period ending December 31, 2004, and other filings, with the Securities and Exchange Commission.
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